                                                                    EXHIBIT 99.1
--------------------------------------------------------------------------------

(NABORS INDUSTRIES LOGO)                                            NEWS RELEASE
--------------------------------------------------------------------------------

   NABORS POST RECORD YEAR AND QUARTER AT $4.07 AND $1.35 PER DILUTED SHARE,
                           EXCLUDING LITIGATION AWARD

HAMILTON, BERMUDA, FEBRUARY 6, 2006, NABORS INDUSTRIES LTD. (NYSE: NBR), today announced its results for the fourth quarter and full year ended December 31, 2005. Adjusted income derived from operating activities(1) increased 157% to $292.2 million for the fourth quarter compared to $113.8 million in the fourth quarter of 2004 and $241.9 million in the third quarter of this year. Net income increased by 104% to $221.6 million ($1.35 per diluted share) for the fourth quarter compared to $108.8 million ($0.68 per diluted share) in the fourth quarter of 2004 and $178.9 million ($1.11 per diluted share) in the third quarter of this year, excluding the effect of an interim litigation award (discussed below) entered against the Company late this afternoon in the amount of $25.6 million (plus attorneys fees and costs). After taking into account the effect of the litigation award, net income for the fourth quarter was $210.6 ($1.29 per diluted share). For the full year ended December 31, 2005, adjusted income derived from operating activities rose by 167% to $879.8 million, compared to $329.7 million in 2004. Net income for 2005 was $659.7 million ($4.07 per diluted share) compared to $302.5 million ($1.92 per diluted share) in 2004, excluding the effect of the litigation award. After taking into account the effect of the litigation award, net income for the full year was $648.7 ($4.00 per diluted share).(2)

Gene Isenberg, Nabors' Chairman and CEO, commented on the Company's results. "Our fourth quarter and full year results set records as the underlying strength of our operations easily overcame several factors, such as downtime on offshore rigs due to hurricane repairs and regulatory recertification, asset retirement charges and a higher effective tax rate. Meaningful year-over-year improvements were achieved in each of our operating units, led by our US Lower 48 Land Drilling business which posted a fivefold increase. Our US Land Well-Servicing and US Offshore businesses nearly doubled, while Canada and International both gained over 50%. Our Other Operating Segments also made a significant contribution following a loss in 2004. All of this resulted in new records in return on average capital employed as the Company posted 24% in the quarter and 19% for the year. Nabors' ability to deploy growth capital and generate substantially assured returns of greater than 20% is unmatched in our history and probably the industry.


     ----------

     (1) Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading "Segment Reporting."

     (2) The Company also is presenting net income and earnings per share numbers before and after the effect of an interim litigation judgment against the Company late this afternoon in the amount of $25.6 million, plus an undetermined amount of attorneys fees and costs. The Company is including the adjusted net income number because management believes the non-GAAP financial measure to be more indicative of the Company's ongoing operating results and financial condition.

"Customer acceptance of our new rigs is proceeding at an extraordinary pace and is best evidenced by the 21 new awards we have received in the seven weeks since our December 14th analyst meeting. This brings the total number of term contracts securing new built rigs to 82 in less than 13 months, making our previous projection of 100 new rig contracts company wide by mid 2007 readily achievable. In addition, 8 existing rigs are completing reactivation/refurbishment before beginning term contracts, with another 10 expected to be completed and operating under term contracts by year's end.

"Meanwhile the pace of margin improvement continues to exceed our expectations in virtually every area of our business, with our US Lower 48 operations achieving a margin increase of $4,250 per rig day for the year and $1,031 per rig day for the sequential quarter with the fourth quarter averaging $8,634 per rig day and nearly $10,500 per rig day in our Canadian drilling business. Demand for rigs continues unabated and customer commitments and forward plans lead us to believe that a shortfall in rig supply will persist for several years. The visibility of our future results has never been better with the magnitude of current and prospective term contracts assuring an increasing proportion of our income expectations throughout all of our rig units. However, we still retain a high degree of discretion as to the proportion of our existing fleet that is committed to term contracts or exposed to spot market pricing and new build tie-in opportunities.

"Our US Lower 48 Land Drilling business realized the largest increase in results, largely on the strength of increased pricing and refurbished rigs. Demand for rigs remains strong against a constrained supply and this imbalance continues to increase pricing faster than we previously anticipated. An increasing proportion of this unit's future growth will be derived from new built rigs, virtually all with three year contracts. This is evident by the 10 commitments we have received since our mid-December analyst meeting, bringing the total number of new rig commitments in the last nine months to 57. The certainty of future results is being enhanced by term contracts on existing rigs, which increased by 15 to 112 out of the 255 currently working. Safety, performance and efficiency are also at extraordinarily high levels, particularly when you consider that in the last three years this unit increased its aggregate man-hours worked by 132% to over 15 million in 2005 while reducing the number and severity of lost time incidents by almost 60% to 0.17 per 0.2 million man-hours.

"Canada set a new quarterly and full year record, surpassing the customarily peak first quarter by over 30% and the previous year by 50% on the strength of a substantial increase in margins and unseasonably high activity late in the year. The performance in the fourth quarter, where results were nearly double the prior year, portends a new record for the first quarter and full year 2006 with an expectation of even higher utilization and margins. In recent weeks Canada has also secured five commitments for new PACE rigs and expects to roll out three of our new coiled tubing/stem drilling rigs in the first quarter. These rigs have abundant opportunities in both Canada and the US Lower 48.

"Our US Land Well-Servicing business achieved an 87% increase in 2005, ending the year with a record performance in what is traditionally the weakest quarter of the year. This was fueled by significantly higher pricing and a less than normal seasonal decline in rig hours worked. This is indicative of the strength of demand in this market, which is leading to further price increases in the first quarter. We also continue to see further opportunities for investment in this area.

"Our US Offshore unit saw an 88% increase in its full year results, despite a significantly weaker fourth quarter following the hurricanes. Not only did we lose revenue from multiple rigs under repair, but we also saw a number of projects postponed or cancelled by various customers. Our Barge Rig 300 returned to service last week and our jackup rig 54 is nearly ready to return to work. The outlook for this business is very strong with substantial increases in jackup rates exerting the greatest impact. During the second half of the year we expect to see even greater improvement with the deployment of Barge 301 and SuperSundowners(R) XX and XXI, all new rigs currently under construction.

"Our International results increased by over 50% during 2005 and should see an even larger increase in 2006, primarily in the second half as the effects of multiple rig repricings and 18 incremental rig deployments are realized. Commencement of 11 of these rig contracts will occur in the first half including: Dolphin 111 jackup offshore Angola; the newly constructed MODS 175 rig for offshore New Zealand; the first two of four platform rigs (two MASE and two SuperSundownwers) awarded by PEMEX for offshore Mexico; and seven land rigs, six newly constructed and one refurbished. These land rigs will be deployed in Saudi Arabia, Venezuela, Algeria, and Oman. Another two PACE rigs will commence operations in Saudi Aramco in the third quarter of 2006. This unit also was the recipient of seven new PACE rig awards in the last few weeks, all of which are expected to commence in 2006. The awards are for term contracts in Saudi Arabia
(2), Oman (2), Libya (1), Tanzania (1) and Brunei (1). There remain a large number of current and prospective opportunities for additional new PACE rigs. International's fourth quarter 2005 results were dampened by downtime associated with two jackups in dry-dock for much of the quarter due to regulatory recertification, a situation that will also effect the first quarter.

"Our Other Operating Segments continue to improve at a rapid rate led by our Marine Transportation unit. Ryan, Canrig and EPOCH also fueled the increase with each showing sequential improvement of over 40%.

"During the quarter we continued to effect our stock buyback program with a repurchase of 289,100 additional shares at an average price of $65.39. This brings 2005's total purchases to 1,789,100 shares at an average price of $55.60 per share. We also expect to redeem for cash virtually all of our approximately $827 million (accreted value) in zero coupon convertible Senior Debentures due 2021 given that today is the first of a series of opportunities that occur on each fifth anniversary for holders to redeem the debentures. We will announce the magnitude of the redemption as soon as the final amount is known.

"During the quarter we were the defendant in a class-action arbitration hearing regarding compensation issues brought on behalf of field employees of our well-servicing unit operations in California. Late this afternoon, we received an interim judgment against the Company in the amount of $25.6 million (plus an undetermined amount of attorneys fees and costs), which was in excess of reserves established by the Company in the amount of $10.6 million as of September 30, 2005. Given the timing of the award, we have not yet had an opportunity to fully consider the arbitrator's decision.

"In summary, all of the developments we experienced throughout 2005 and particularly during the fourth quarter served to further reinforce our conviction in the strength and duration of this cycle. We are focused on capturing a disproportionate share of the increasing global demand for new and existing rigs. Our success to date in this effort is indicative of the inherent advantages we enjoy and is resulting in a substantially larger and newer global fleet underwritten with long-term contract commitments. This is providing us with the highest degree of performance visibility in our history and I look forward to continue reporting results that exceed even our optimistic projections."

The Company will post a group of slides on its website coincident with this release for interested investors to utilize in following the review of our business results and outlook during a conference call it will conduct, tomorrow Tuesday, February 7, 2006, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). The call can be accessed on our website at WWW.NABORS.COM, or through First Call at WWW.FIRSTCALLEVENTS.COM. The slides will be available on the Nabors website and can be viewed or downloaded by going to "Investor Information" and then to "Events Calendar".

The Nabors companies own and operate almost 600 land drilling and approximately 780 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 43 platform rigs, 19 jack-up units and three barge rigs in the United States and multiple international markets. Nabors markets 28 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors actual results may differ materially from those indicated or implied by such forward-looking statements. FOR FURTHER INFORMATION, PLEASE CONTACT DENNIS A. SMITH, DIRECTOR OF CORPORATE DEVELOPMENT OF NABORS CORPORATE SERVICES, INC. AT (281) 775-8038. TO REQUEST INVESTOR MATERIALS, CALL OUR CORPORATE HEADQUARTERS IN HAMILTON, BERMUDA AT (441) 292-1510 OR VIA EMAIL AT DAN.MCLACHLIN@NABORS.COM.

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                           EXCLUDING LITIGATION AWARD

                                   (UNAUDITED)

                                                                     THREE MONTHS ENDED                   YEAR ENDED
                                                           -------------------------------------   -----------------------
                                                                DECEMBER 31,       SEPTEMBER 30,         DECEMBER 31,
                                                           ---------------------   -------------   -----------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                    2005 (1)      2004          2005        2005 (1)      2004
                                                           ----------   --------   -------------   ----------   ----------
Revenues and other income:
   Operating revenues                                      $1,017,589   $684,683      $893,254     $3,459,908   $2,394,031
   Earnings (losses) from unconsolidated affiliates            (1,627)      (626)           91          5,671        4,057
   Investment income                                           30,886     16,958        27,178         85,430       50,064
                                                           ----------   --------      --------     ----------   ----------
      Total revenues and other income                       1,046,848    701,015       920,523      3,551,009    2,448,152
                                                           ----------   --------      --------     ----------   ----------
Costs and other deductions:
   Direct costs                                               567,505    435,584       500,552      1,997,267    1,572,649
   General and administrative expenses                         65,648     54,800        65,879        249,973      195,388
   Depreciation and amortization                               78,795     69,379        73,673        291,638      254,939
   Depletion                                                   11,849     10,465        11,349         46,894       45,460
   Interest expense                                            11,582     10,728        11,195         44,847       48,507
   Losses (gains) on sales of long-lived assets,
      impairment charges and other expense (income), net        7,600     (1,290)       15,684         31,378       (4,629)
                                                           ----------   --------      --------     ----------   ----------
      Total costs and other deductions                        742,979    579,666       678,332      2,661,997    2,112,314
                                                           ----------   --------      --------     ----------   ----------
Income before income taxes                                    303,869    121,349       242,191        889,012      335,838
Income tax expense (benefit):
   Current                                                      6,246      5,295        10,153         30,517       20,867
   Deferred                                                    76,051      7,288        53,181        198,847       12,514
                                                           ----------   --------      --------     ----------   ----------
      Income tax expense                                       82,297     12,583        63,334        229,364       33,381
                                                           ----------   --------      --------     ----------   ----------
Net income                                                 $  221,572   $108,766      $178,857     $  659,648   $  302,457
                                                           ==========   ========      ========     ==========   ==========
Earnings per share (2):
   Basic                                                   $     1.41   $    .73      $   1.14     $     4.23   $     2.03
   Diluted                                                 $     1.35   $    .68      $   1.11     $     4.07   $     1.92

Weighted-average number
   of common shares outstanding (2):
   Basic                                                      157,452    149,805       157,209        156,067      148,936
                                                           ----------   --------      --------     ----------   ----------
   Diluted                                                    163,768    165,368       161,850        162,189      164,030
                                                           ----------   --------      --------     ----------   ----------
Adjusted income derived from operating activities (3)      $  292,165   $113,829      $241,892     $  879,807   $  329,652
                                                           ==========   ========      ========     ==========   ==========

(1) Results presented for the three months and year ended December 31, 2005 exclude the incremental impact of $11 million, net of tax, related to an interim litigation award entered against the Company on February 6, 2006. The interim judgment totaled $25.6 million on a pretax basis (plus an undetermined amount of attorney's fees and costs), which was in excess of reserves established by the Company of $10.6 million (pretax) as of September 30, 2005. We have provided a reconciliation below of net income, as presented herein, to net income including the incremental impact of the interim litigation award (its nearest comparable GAAP financial measure) and diluted earnings per share, as presented herein, to diluted earnings per share including the incremental impact of the interim litigation award (its nearest comparable GAAP financial measure). The Company included these net income and diluted earnings per share amounts in the release even though these amounts exclude the incremental impact of the litigation award because management believes these non-GAAP financial measures to be more indicative of the Company's on-going operating results and financial condition.

                                                 THREE MONTHS ENDED         YEAR ENDED
                                                    DECEMBER 31,            DECEMBER 31,
(IN THOUSANDS)                                        2005                      2005
                                                 ------------------      ------------------

Reconciliation of net income:
   As presented                                  $          221,572      $          659,648
   Impact of litigation award                               (10,953)                (10,953)
                                                 ------------------      ------------------
   Net income, as adjusted                       $          210,619      $          648,695
                                                 ==================      ==================

Reconciliation of diluted earnings per share:
      As presented                               $             1.35      $             4.07
      Impact of litigation award                              (0.06)                  (0.07)
                                                 ------------------      ------------------
      Diluted earnings per share, as adjusted    $             1.29      $             4.00
                                                 ==================      ==================

(2) See "Computation of Earnings Per Share" included herein as a separate schedule.

(3) Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading "Segment Reporting".


                                       1-1

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                           EXCLUDING LITIGATION AWARD
                                   (UNAUDITED)

                                                DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,
(IN THOUSANDS, EXCEPT RATIOS)                       2005            2005           2004
                                                ------------   -------------   ------------
ASSETS
Current assets:
Cash and short-term investments                  $1,423,525      $1,431,589     $1,340,013
Accounts receivable, net                            822,104         734,982        540,103
Other current assets                                358,112         201,522        140,320
                                                 ----------      ----------     ----------
   Total current assets                           2,603,741       2,368,093      2,020,436
Long-term investments                               222,802         208,269         71,034
Property, plant and equipment, net                3,886,924       3,622,732      3,275,495
Goodwill, net                                       341,939         342,116        327,225
Other long-term assets                              161,434         161,124        168,419
                                                 ----------      ----------     ----------
   Total assets                                  $7,216,840      $6,702,334     $5,862,609
                                                 ==========      ==========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt                $  824,789      $  819,682     $  804,550
Other current liabilities                           569,482         483,068        394,766
                                                 ----------      ----------     ----------
   Total current liabilities                      1,394,271       1,302,750      1,199,316
Long-term debt                                    1,194,874       1,197,810      1,201,686
Other long-term liabilities                         858,602         635,622        532,214
                                                 ----------      ----------     ----------
   Total liabilities                              3,447,747       3,136,182      2,933,216
Shareholders' equity                              3,769,093       3,566,152      2,929,393
                                                 ----------      ----------     ----------
   Total liabilities and shareholders' equity    $7,216,840      $6,702,334     $5,862,609
                                                 ==========      ==========     ==========
Cash, short-term and long-term investments       $1,646,327      $1,639,858     $1,411,047
Funded debt to capital ratio:
   - Gross                                         0.35 : 1        0.36 : 1       0.41 : 1
   - Net of cash and investments                   0.09 : 1         0.1 : 1       0.17 : 1
Interest coverage ratio:                               28.4            24.5           14.1


                                       1-2

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                                SEGMENT REPORTING
                           EXCLUDING LITIGATION AWARD
                                   (UNAUDITED)

The following tables set forth certain information with respect to our reportable segments and rig activity:

                                                                      THREE MONTHS ENDED                  YEAR ENDED
                                                            -------------------------------------   -----------------------
                                                                 DECEMBER 31,       SEPTEMBER 30,         DECEMBER 31,
                                                            ---------------------   -------------   -----------------------
(IN THOUSANDS, EXCEPT RIG ACTIVITY)                            2005        2004          2005          2005         2004
                                                            ----------   --------   -------------   ----------   ----------
Reportable segments:
Operating revenues and Earnings from
   unconsolidated affiliates:
   Contract Drilling: (1)
      U.S. Lower 48 Land Drilling                           $  392,101   $221,299      $355,172     $1,306,963   $  748,999
      U.S. Land Well-servicing                                 136,550     96,992       130,265        491,704      360,010
      U.S. Offshore                                             33,576     35,972        42,115        158,888      132,778
      Alaska                                                    20,886     17,815        18,159         85,768       83,835
      Canada                                                   196,157    136,711       131,348        577,627      426,675
      International                                            150,103    122,499       143,355        552,656      444,289
                                                            ----------   --------      --------     ----------   ----------
         Subtotal Contract Drilling (2)                        929,373    631,288       820,414      3,173,606    2,196,586
   Oil and Gas (3)                                              16,042     15,788        16,354         62,913       65,303
   Other Operating Segments (4) (5)                            101,790     55,529        81,753        331,188      205,615
   Other reconciling items (6)                                 (31,243)   (18,548)      (25,176)      (102,128)     (69,416)
                                                            ----------   --------      --------     ----------   ----------
      Total                                                 $1,015,962   $684,057      $893,345     $3,465,579   $2,398,088
                                                            ==========   ========      ========     ==========   ==========
Adjusted income (loss) derived from operating activities:
   Contract Drilling: (1)
      U.S. Lower 48 Land Drilling                           $  154,003   $ 41,813      $135,295     $  464,570   $   93,573
      U.S. Land Well-servicing                                  32,602     15,074        29,297        107,728       57,712
      U.S. Offshore                                              6,391      6,491        12,883         38,783       20,611
      Alaska                                                     2,865      2,564         3,612         16,608       16,052
      Canada                                                    61,828     31,410        28,106        137,271       91,421
      International                                             34,633     27,154        38,630        135,588       89,211
                                                            ----------   --------      --------     ----------   ----------
         Subtotal Contract Drilling (2)                        292,322    124,506       247,823        900,548      368,580
   Oil and Gas (3)                                               2,453      4,316         3,998         10,194       13,736
   Other Operating Segments (4) (5)                             15,066        298         7,465         34,063       (5,333)
   Other reconciling items (7)                                 (17,676)   (15,291)      (17,394)       (64,998)     (47,331)
                                                            ----------   --------      --------     ----------   ----------
      Total                                                    292,165    113,829       241,892        879,807      329,652
Interest expense                                               (11,582)   (10,728)      (11,195)       (44,847)     (48,507)
Investment income                                               30,886     16,958        27,178         85,430       50,064
Gains (losses) on sales of long-lived assets,
   impairment charges and other income (expense), net           (7,600)     1,290       (15,684)       (31,378)       4,629
                                                            ----------   --------      --------     ----------   ----------
Income before income taxes                                  $  303,869   $121,349      $242,191     $  889,012   $  335,838
                                                            ==========   ========      ========     ==========   ==========
Rig activity:
Rig years: (8)
   U.S. Lower 48 Land Drilling                                   247.5      217.2         244.2          235.9        199.0
   U.S. Offshore                                                  14.0       14.0          15.7           15.6         14.4
   Alaska                                                          8.3        6.7           6.5            7.1          6.9
   Canada                                                         64.8       54.4          54.7           53.0         46.5
   International (9)                                              85.5       73.3          84.8           82.3         67.7
                                                            ----------   --------      --------     ----------   ----------
      Total rig years                                            420.1      365.6         405.9          393.9        334.5
                                                            ==========   ========      ========     ==========   ==========
Rig hours: (10)
   U.S. Land Well-servicing                                    297,447    286,104       313,677      1,216,453    1,137,914
   Canada Well-servicing                                       103,452    105,025        89,329        367,414      377,170
                                                            ----------   --------      --------     ----------   ----------
      Total rig hours                                          400,899    391,129       403,006      1,583,867    1,515,084
                                                            ==========   ========      ========     ==========   ==========

(1) These segments include our drilling, workover and well-servicing operations, on land and offshore.

(2) Includes Earnings (losses) from unconsolidated affiliates, accounted for by the equity method, of $(2.0) million, $(.37) million and $(1.1) million for the three months ended December 31, 2005 and 2004 and September 30, 2005, respectively, and $(1.3) million and $1.6 million for the years ended December 31, 2005 and 2004, respectively.

(3) Represents our oil and gas exploration, development and production operations.

(4) Includes our marine transportation and supply services, drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(5) Includes Earnings (losses) from unconsolidated affiliates, accounted for by the equity method, of $.37 million, $(.26) million and $1.2 million for the three months ended December 31, 2005 and 2004 and September 30, 2005, respectively, and $7.0 million and $2.5 million for the years ended December 31, 2005 and 2004, respectively.

(6)  Represents the elimination of inter-segment transactions.


                                       1-3

(7) Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(8) Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represents a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(9) International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 3.9 years during the three months ended December 31, 2005 and 4.0 years during the three months ended December 31, 2004 and September 30, 2005, and 3.9 and 4.0 years for the years ended December 31, 2005 and 2004, respectively.

(10) Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                           EXCLUDING LITIGATION AWARD
                                   (UNAUDITED)

A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

                                                                             THREE MONTHS ENDED                   YEAR ENDED
                                                                   -------------------------------------   -----------------------
                                                                        DECEMBER 31,       SEPTEMBER 30,         DECEMBER 31,
                                                                   ---------------------   -------------   -----------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                              2005        2004          2005          2005         2004
                                                                   ----------   --------   -------------   ----------   ----------
Net income (numerator):
   Net income - basic                                               $221,572    $108,766      $178,857      $659,648     $302,457
   Add interest expense on assumed conversion of our
      zero coupon convertible/exchangeable senior
      debentures/notes, net of tax:
      $1.381 billion due 2021 (1)                                         --       3,139            --            --       12,438
      $700 million due 2023 (2)                                           --          --            --            --           --
                                                                    --------    --------      --------      --------     --------
   Adjusted net income - diluted                                    $221,572    $111,905      $178,857      $659,648     $314,895
                                                                    --------    --------      --------      --------     --------
   Earnings per share:
      Basic                                                         $   1.41    $    .73      $   1.14      $   4.23     $   2.03
      Diluted                                                       $   1.35    $    .68      $   1.11      $   4.07     $   1.92
Shares (denominator):
   Weighted-average number of shares outstanding - basic (3)         157,452     149,805       157,209       156,067      148,936
   Net effect of dilutive stock options, warrants and restricted
      stock awards based on the treasury stock method                  5,267       7,072         4,641         5,073        6,603
   Assumed conversion of our zero coupon
      convertible/exchangeable senior debentures/notes:
      $1.381 billion due 2021 (1)                                         --       8,491            --            --        8,491
      $700 million due 2023 (2)                                        1,049          --            --         1,049           --
                                                                    --------    --------      --------      --------     --------
   Weighted-average number of shares outstanding - diluted           163,768     165,368       161,850       162,189      164,030
                                                                    --------    --------      --------      --------     --------

(1) Diluted earnings per share for the three months ended December 31, 2005 and September 30, 2005 and for the year ended December 31, 2005 excludes approximately 8.5 million potentially dilutive shares initially issuable upon the conversion of our $1.381 billion zero coupon convertible senior debentures. Such shares did not impact our calculation of dilutive earnings per share for those periods as we are required to pay cash up to the principal amount of any debentures converted resulting from the issuance of a supplemental indenture relating to the debentures in October 2004. We would only issue an incremental number of shares upon conversion of these debentures, and such shares would only be included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation if the price of our shares exceeded approximately $97. Diluted earnings per share for the three months and year ended December 31, 2004 reflects the assumed conversion of our $1.381 billion zero coupon convertible senior debentures, as the conversion in those periods would have been dilutive.

(2) Diluted earnings per share for the three months and year ended December 31, 2005 reflects the assumed conversion of our $700 million zero coupon senior exchangeable notes resulting in the inclusion of the incremental number of shares that we would be required to issue upon exchange of these notes. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes, and such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when the price of our shares exceeds $70.10, which was the case for the applicable measurement period for the three months and year ended December 31, 2005. Diluted earnings per share for the three months ended September 30, 2005 and December 31, 2004 and for the year ended December 31, 2004 does not include any incremental shares issuable upon the exchange of our $700 million zero coupon senior exchangeable notes as the price of our shares did not exceed $70.10 at the end of those periods.

(3) Includes the following weighted-average number of common shares of Nabors and weighted-average number of exchangeable shares of Nabors Exchangeco (Canada) Inc., an indirect wholly-owned Canadian subsidiary of Nabors, respectively: 157.3 million and .2 million shares for the three months ended December 31, 2005; 149.6 million and .2 million shares for the three months ended December 31, 2004; 157.0 million and .2 million shares for the three months ended September 30, 2005; 155.9 million and .2 million shares for the year ended December 31, 2005; and 148.7 million and .3 million shares for the year ended December 31, 2004. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to voting rights and the right to receive dividends, if any.


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